Exhibit 2.1

PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”), dated as of June 28, 2016, by and between SemiLEDs Corporation, a Delaware corporation (the “Company”), and Peter Chiou, an individual (the “Investor”), who is an US Passport holder with Passport # [         ] and resides at 5118 FROST AVE, CARLSBAD, CA 92008, USA.

A.The Company wishes to sell to the Investor, and the Investor wishes to purchase, on the terms and subject to the conditions set forth in this Agreement, (i) 577,000 shares of common stock, $0.0000056 par value per share (“Common Stock”), of the Company (the “Shares”) and (ii) a convertible promissory note in substantially the form attached as Exhibit A hereto (the “Note”), which shall be convertible on the terms stated therein into shares of Common Stock.  The Shares, the Note and the shares of Common Stock of the Company issuable upon conversion of the Note are collectively referred to herein as the “Securities”.

B.The sale of the Securities by the Company to the Investor will be effected in reliance upon the exemption from securities registration afforded by Section 4(a)(2) under the Securities Act.

In consideration of the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1.PURCHASE AND SALE OF THE SECURITIES.

1.1Share Closing.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth herein, the Company agrees to sell and the Investor agree to purchase the Shares for a purchase price of $5.00 per share, for an aggregate purchase price of $2,885,000 (the “Share Purchase Price”).  The Share Purchase Price shall be payable in two (2) installments, as follows: (i) the first installment of $1,000,000 payable as Deposit payment to the Company paid on or before June 30, 2016 and (ii) the second installment of $1,885,000 payable on or before August 15, 2016.  The date on which the closing of such purchase and sale occurs (the “Share Closing”) is hereinafter referred to as the “Share Closing Date”.  The Share Closing will be deemed to occur at the offices of Orrick, Herrington & Sutcliffe, LLP, 405 Howard Street, San Francisco, California 94105, when (A) this Agreement has been executed and delivered by the Company and the Investor, (B) each of the conditions to the Share Closing described in Section 5 of this Agreement has been satisfied or waived as specified therein and (C) full payment of the Share Purchase Price has been made by the Investor to the Company by wire transfer of immediately available funds against physical delivery by the Company of duly executed certificates representing the Shares being purchased by the Investor, registered in the name and address of the Investor as is set forth on the signature page hereto.

1.2Sale and Issuance of the Note.  Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Note Closing (as defined below) and the Company agrees to sell and issue to the Investor a Note in the principal amount of $1,615,000.  The purchase price of the Note shall be equal to 100% of the principal amount of the Note.

1.3Note Closing; Delivery.  The date on which the closing of such purchase and sale of the Note occurs (the “Note Closing”) is hereinafter referred to as the “Note Closing Date” and will be on or before September 29, 2016, the date that is ninety (90) days after the date of this Agreement.  The Note Closing will be deemed to occur at the offices of Orrick, Herrington & Sutcliffe, LLP, 405 Howard Street, San Francisco, California 94105, when (A) this Agreement and the Note have been executed and delivered by the Company and the Investor, (B) each of the conditions to the Note Closing described in Section 5 of this Agreement has been satisfied or waived as specified therein and (C) full payment of the purchase price for the Note (the “Note Purchase Price”) has been made by the Investor to the Company by wire transfer of immediately available funds against physical delivery by the Company of a duly executed Note in the name of the Investor as is set forth on the signature page hereto.

1.4Compliance with NASDAQ Rules.  Notwithstanding anything in this Agreement to the contrary, the total number of shares of Common Stock that may be issued under this Agreement, including the shares of Common Stock issuable upon conversion of the Note, shall be limited to 578,466 shares of Common Stock (the “Exchange Cap”), which equals 19.9% of the Company’s outstanding shares of Common Stock as of the date hereof, unless stockholder approval has been obtained to issue more than such 19.9%.  The Exchange Cap shall be appropriately adjusted for any stock dividend, stock split, reverse stock split or similar transaction.

1.5Certain Definitions.  When used herein, the following terms shall have the respective meanings indicated:

“Affiliate” means, as to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person.  For the purposes of this definition, “control” (including the terms “controlling” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Board of Directors” means the Company’s board of directors.

“Business Day” means any day other than a Saturday, a Sunday or a day on which The NASDAQ Global Market is closed or on which banks in The City of New York are required or authorized by law to be closed.

“Closing” means each of the Share Closing and the Note Closing.

“Closing Date” means each of the Share Closing Date and the Note Closing Date.

“Commission” means the Securities and Exchange Commission.

“Common Stock” has the meaning specified in the preamble to this Agreement.

“Exchange Cap” has the meaning specified in Section 1.4 of this Agreement.

“Governmental Authority” means any nation or government, any state, provincial or political subdivision thereof having jurisdiction over the Company and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any stock exchange, securities market or self-regulatory organization.

“Law” means any applicable federal, state, local or foreign or provincial law, statute, code, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Authority, including common law.

“Material Adverse Effect” means, with respect to any Person, any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences (i) has or would be reasonably expected to have a material adverse effect on or with respect to the business, results of operation or financial condition of such Person and its Subsidiaries, if any, taken as a whole, or (ii) that prevents or materially delays or materially impairs the ability of such Person to consummate the transactions contemplated by this Agreement.

“NASDAQ” means the NASDAQ Stock Market.

“Note Closing” has the meaning specified in Section 1.3 of this Agreement.

“Note Closing Date” has the meaning specified in Section 1.3 of this Agreement.

“Note Purchase Price” has the meaning specified in Section 1.3 of this Agreement.

“Person” means any individual, corporation, trust, association, company, partnership, joint venture, limited liability company, joint stock company, Governmental Authority or other entity.

“Rule 144” means Rule 144 under the Securities Act or any successor provision.

“Rule 506” means Rule 506 promulgated under Regulation D under the Securities Act or any successor provision.

“SEC Reports” means (i) the Company’s Form 10-K for the fiscal year ended August 31, 2015 filed with the Securities and Exchange Commission on December 15, 2015, and (ii) each form, document, statement and report filed by the Company since December 15, 2015.

“Securities” has the meaning specified in the preamble to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended (or any successor act), and the rules and regulations thereunder (or respective successors thereto).

“Share Closing” has the meaning specified in Section 1.1 of this Agreement.

“Share Closing Date” has the meaning specified in Section 1.1 of this Agreement.

“Share Purchase Price” has the meaning specified in Section 1.1 of this Agreement.

“Shares” has the meaning specified in the preamble to this Agreement.

1.6Other Definitional Provisions.  All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

2.REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

The Investor hereby represents and warrants to the Company and agrees with the Company, that, as of the date hereof:

2.1Enforceability.  The Investor has the requisite power and authority to purchase the Securities to be purchased by him hereunder and to execute, deliver and perform its obligations pursuant to this Agreement.  This Agreement constitutes, upon execution and delivery thereof, the Investor’s valid and legally binding obligation, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) general principles of equity.

2.2Investor Status.  At the time the Investor was offered the Securities, the Investor was and at the date hereof, is (i) an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act and (ii) not formed or organized with the specific purpose of making an investment in the Company.  The Investor’s financial condition is such that he is able to bear the risk of holding the Securities for an indefinite period of time and the risk of loss of his entire investment.  The Investor has such knowledge and experience in business and financial matters so as to enable it to understand the risks of and form an investment decision with respect to his investment in the Securities.

2.3Disqualification.  The Investor represents that neither the Investor, nor any person or entity with whom the Investor shares beneficial ownership of Company securities, is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act.  Investor also agrees to notify the Company if Investor or any person or entity with whom Investor or any person or entity with whom Investor shares beneficial ownership of Company securities becomes subject to such disqualifications after the date hereof (so long as Investor or any such person beneficially owns any equity securities of the Company).

2.4Purchase Entirely for Own Account.  The Investor is acquiring the Securities for his own account and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act.  The Investor has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Securities.

2.5Information.  The Investor acknowledges that he has been provided with information regarding the business, operations and financial condition of the Company and has, prior to the date hereof, been granted the opportunity to ask questions of and receive answers from representatives of the Company, its officers, directors, employees and agents concerning the Company in order for the Investor to make an informed decision with respect to his investment in the Securities.  The Investor has sought such accounting, legal and tax advice as he deems appropriate in connection with his proposed investment in the Securities.

2.6Securities Not Registered in the United States.  The Investor understands that the Securities have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held by the Investor until a subsequent disposition thereof is registered under the Securities Act, including pursuant to the Registration Statement, or is exempt from such registration.

2.7Reliance on Exemptions.  The Investor understands that the Securities are being offered and sold to him in reliance upon specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties of the Investor set forth in this Section 2 in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

2.8Common Share Ownership.  The Investor’s investment in the Securities is not for the purpose of acquiring, directly or indirectly, control of, and they have no intent to acquire or exercise control of, the Company.

2.9Investor’s Financing.  At each Closing, the Investor will have all funds necessary to pay to the Company the portion of the Share Purchase Price and Note Purchase Price due, as applicable, for the Securities being purchased by the Investor hereby in immediately available funds.

2.10Brokers.  The Investor has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.

2.11No Governmental Review.  The Investor understands that no Governmental Authority has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

2.12No General Solicitation.  The Investor is not purchasing the Securities as a result of any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio, whether closed circuit, or generally available, or any seminar, meeting or other conference whose attendees were invited by any general solicitation or general advertising.

2.13Reliance on Information.  The Investor has, in connection with the Investor’s decision to purchase the Securities, not relied upon any representations or other information (whether oral or written) other than as set forth in the representations and warranties of the Company contained herein and in the SEC Reports, and the Investor has, with respect to all matters relating to this Agreement and the offer and sale of the Securities, relied solely upon the advice of the Investor’s own counsel and has not relied upon or consulted counsel of the Company.

3.REPRESENTATIONS AND WARRANTIES OF THE COMPANY.    The Company hereby represents and warrants to the Investor and agrees with the Investor that, as of the date hereof:

3.1Organization, Good Standing and Qualification.  The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority to carry on its business as now conducted.  The Company is not in violation of its certificate of incorporation, by-laws or other equivalent organizational or governing documents, except where the violation would not, individually or in the aggregate, have a Material Adverse Effect.

3.2Authorization; Consents.  The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to issue and sell the Securities to the Investor in accordance with the terms hereof.  All consents, approvals, orders and authorizations required on the part of the Company in connection with the execution, delivery or performance of this Agreement have been obtained or made, other than as described in Section 4.2 hereof and other than such consents, approvals, orders and authorizations the failure of which to make or obtain would not have a Material Adverse Effect.

3.3Enforcement.  This Agreement has been duly executed and delivered by the Company.  This Agreement constitutes the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) general principles of equity and (iii) with respect to the enforcement of any rights to indemnity and contribution, federal and state securities laws and principles of public policy.

3.4Disqualification.  The Company is not disqualified from relying on Rule 506 for any of the reasons stated in Rule 506(d) in connection with the issuance and sale of the Securities to the Investor.  The Company has furnished to the Investor, a reasonable time prior to the date hereof, a description in writing of any matters that would have triggered disqualification under Rule 506(d) but which occurred before September 23, 2013, in each case, in compliance with the disclosure requirements of Rule 506(e).

3.5Capitalization.  The capitalization of the Company, including its authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company’s equity plans and agreements and the number of shares issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any Common Stock, is as set forth in the SEC Reports.  Other than as contemplated by this Agreement and as described in the SEC Reports, there are no options, warrants, calls, rights, commitments, preemptive rights, rights of first refusal or other agreements to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  No preemptive right, co-sale right, right of first refusal or other similar right exists with respect to the Securities or the issuance and sale thereof.  No further approval or authorization of any stockholder, or the Board of Directors is required for the issuance and sale of the Securities.

3.6Due Authorization; Valid Issuance.  The Securities are duly authorized and, when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, free of pre-emptive or similar rights and free and clear of all liens, encumbrances and other restrictions (other than those arising under federal or state securities laws as a result of the private placement contemplated hereby).

3.7General Solicitation; No Integration.  Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D) of investors with respect to offers or sales of the Securities.

3.8Stockholder Consent.  No consent or approval of the stockholders of the Company is required or necessary for the Company to enter into this Agreement.  Stockholder approval is required before the Note can be converted into Common Stock.

4.OTHER AGREEMENTS OF THE PARTIES.

4.1Transfer Restrictions.

(a)        The Investor covenants that the Securities will only be disposed of pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws.  In connection with any transfer of Securities other than pursuant to an effective registration statement or to the Company, the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration under the Securities Act.

(b)        The Investor agrees to the imprinting, so long as is required by this Section 4.1(b), of a legend on any certificate evidencing Securities substantially to the following effect:

“THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE U.S. SECURITIES ACT.”

4.2Exchange Cap Stockholder Vote.  The Company covenants that it will include a proposal in its proxy materials for its annual meeting of stockholders to be held in 2017 recommending that the stockholders vote to approve the issuance of Common Stock in excess of the Exchange Cap to allow for the conversion of the Note into Common Stock.

5.CONDITIONS TO CLOSING.

5.1Conditions to Investor’s Obligations at the Closings.  The Investor’s obligations to effect each Closing, including without limitation its obligation to purchase the Shares or Note, as applicable, at each Closing, are conditioned upon the fulfillment (or waiver by the Investor in its sole and absolute discretion) of each of the following events as of each Closing Date:

5.1.1                the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of each Closing Date as if made on such date (except that to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be true and correct in all material respects as of that particular date);

5.1.2                the Company shall have delivered to the Investor a certificate, signed by the Chief Executive Officer of the Company or the Chief Financial Officer of the Company and dated as of each Closing Date, certifying that the conditions specified in Section 5.1.1 above have been fulfilled, it being understood that the Investor may rely on such certificate as though it were a representation and warranty of the Company made herein; and

5.1.3                the Company shall have delivered to the Investor a duly executed certificate representing the Shares, and the duly executed Note, as applicable, being purchased by the Investor at each Closing.

5.2Conditions to Company’s Obligations at the Closings.  The Company’s obligations to effect each Closing with the Investor are conditioned upon the fulfillment (or waiver by the Company in its sole and absolute discretion) of each of the following events as of each Closing Date:

5.2.1                the representations and warranties of the Investor set forth in this Agreement shall be true and correct in all material respects as of each Closing Date as if made on such date (except that to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be true and correct in all material respects as of that date);

5.2.2                the Investor shall have tendered to the Company the Share Purchase Price or the Note Purchase Price, as applicable, for the Securities being purchased by it at each Closing by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Exhibit B hereto; and

5.2.3                on or before the Note Closing, the Investor shall have completed and delivered to the Company a validly executed IRS Form W-8 BEN or IRS Form W-9, as applicable, establishing the Investor’s exemption from withholding tax.

6.MISCELLANEOUS.

6.1Termination.  This Agreement may be terminated by the Company or the Investor, by written notice to the other party, if the Closings have not been consummated by December 31, 2016; provided that no such termination will affect the right of any party to sue for any breach by the other party.

6.2Liquidated Damages.

6.2.1    If (a) the Investor has completed its obligations under Sections 5.2.1 and 5.2.2, and has tendered the Share Purchase Price and the Note Purchase Price as required in Section 5.2.2, and (b) the Company fails to complete the obligations set forth in Section 5.1 or otherwise fails to consummate the transaction by December 31, 2016, then upon receipt of written request from the Investor, the Company shall promptly return to the Investor any cash deposit to the Company’s bank account made by the Investor minus the Company’s legal or investment banker costs.

6.2.2    If (a) the Company has completed its obligations under Section 5.1.1 and 5.1.2 and has tendered the Securities as required in 5.1.3, and (b) the Investor fails to complete the obligations set forth in Section 5.2 or otherwise fails to consummate the transaction by December 31, 2016, then the Company shall keep all cash deposits made by the Investor as liquidated damages.

6.2.3    This Section 6.2 shall survive any termination or expiration of this Agreement.

6.3Survival; Severability.  The covenants and indemnities, agreements, representations and warranties made by the parties herein shall survive the Closings, provided, however, that the representations and warranties set forth or made by the Investor herein will terminate upon the final sale of the Securities.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that in such case the parties shall negotiate in good faith to replace such provision with a new provision which is not illegal, unenforceable or void, as long as such new provision does not materially change the economic benefits of this Agreement to the parties.

6.4Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  Neither party may assign its rights or obligations under this Agreement without the written consent of the other party.

6.5Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Company and the Investor will be entitled to seek specific performance under this Agreement.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation (other than in connection with any action for temporary restraining order) the defense that a remedy at law would be adequate.

6.6Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Each party hereby waives all rights to a trial by jury.

6.7Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile transmission.

6.8Headings.  The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.9Notices.  Any notice, demand or request required or permitted to be given by the Company or any Investor pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Company:

SemiLEDs Corporation

3F, No. 11 Ke Jung Rd., Chu-Nan Site

Hsinchu Science Park, Chu-Nan 350

Miao-Li County, Taiwan, R.O.C.

Attn:  Trung Doan

Tel:  +886-37-586788

Fax: +886-37-582688

with a copy (which shall not constitute notice) to:

Thomas Tobiason, Esq. and Brett Cooper, Esq.

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, California 94105

Tel:  (415) 773-5700

Fax:  (415) 773-5759

If to the Investor:

ATTN: Peter Chiou

5118 FROST AVE

CARLSBAD, CA 92008, USA

Tel:  (760) 207-4949

with a copy (which shall not constitute notice) to:

ATTN: JAN LIN

44043 FREMONT BLVD

FREMONT, CA 94538

USA

Tel: +1(877) 742-3094, +1(408) 502-6891

Fax: +1(408) 502-6892

6.10Fees and Expenses.  The Investor shall pay all expenses incurred incident to the negotiation, preparation, execution, delivery and performance of this Agreement, including reasonable fees and expenses of the Company’s legal advisers incurred on or prior to the Closing Dates.  The Investor shall pay all stamp taxes and other taxes and duties levied in connection with the sale and issuance of his Securities.

6.11Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Investor, and no provision hereof may be waived other than by a written instrument signed by the party against whom enforcement of any such waiver is sought.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the undersigned have duly executed this Securities Purchase Agreement as of the date first above written.

SEMILEDS CORPORATION

By:	/s/ TRUNG T. DOAN

	Name:	TRUNG T. DOAN

	Title:	Chairman and Chief Executive Officer

	Date:	July 6, 2016

INVESTOR

By:	/s/PETER CHIOU

NAME:	PETER CHIOU

Date:	June 28, 2016

EXHIBIT A

THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE U.S. SECURITIES ACT.

CONVERTIBLE UNSECURED PROMISSORY NOTE

$1,615,000	______
_______________

For value received, SemiLEDs Corporation, a Delaware corporation (the “Company”), promises to pay to Daniel Shih, an individual (the “Holder”), the principal sum of One Million Six Hundred Fifteen Thousand Dollars ($1,615,000).  No interest shall accrue on the unpaid principal amount of this Note.  Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement, dated as of June 28, 2016 (the “Purchase Agreement”), by and between the Company and the Holder.  This Note is subject to the following terms and conditions.

Maturity.  The principal amount of this Note (the “Loan Obligation”), shall be due and payable in full on the earlier of (i) September 29, 2017 and (ii) the occurrence of an Event of Default (as defined below) (such date, the “Maturity Date”).  If the Maturity Date occurs and no Event of Default has occurred, then the Company shall, at its election, on the Maturity Date, either (a) pay to the Holder cash in an aggregate amount equal to the Loan Obligation as of such Maturity Date or (b) if stockholder approval has been obtained, issue to the Holder that number of fully paid and non-assessable shares of Common Stock as is equal to the quotient obtained by dividing (x) the Loan Obligation as of such Maturity Date by (y) a conversion price equal to the lesser of $3.40 or 5-trading day volume weighted average price of the Common Stock on the NASDAQ Stock Market ending on the Maturity Date (the “Conversion Price”) (subject to adjustment in accordance with Section 5 below), with any fractional shares paid in cash.  If the Maturity Date occurs and an Event of Default has occurred, then the Company shall, at the Holder’s election (by notice delivered to the Company), on the Maturity Date, either (a) pay to the Holder cash in an aggregate amount equal to the Loan Obligation as of such Maturity Date or (b) if stockholder approval has been obtained, issue to the Holder that number of fully paid and non-assessable shares of Common Stock, in an amount calculated in the manner described in the preceding sentence.

1.Prepayment.    The Company shall have the right to prepay in cash all or any portion of the Note prior to the Maturity Date without penalty or premium.

2.Transferability of Note.  This Note may not be transferred or assigned in whole or in part by the Holder without the prior written consent of the Company.

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3.Events of Default.  If there shall be an Event of Default, the entire unpaid principal balance of this Note shall become immediately due and payable regardless of any prior forbearance and without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company and the Holder may exercise any and all rights and remedies available to the Holder under applicable law, including, without limitation, the right to collect from the Company all amounts due under this Note.  The occurrence of any one or more of the following events with respect to the Company constitutes an “Event of Default” hereunder:

(a)        Any representation, warranty or certification made by or on behalf of the Company in the Purchase Agreement or this Note, or in any certificate, writing or other document delivered pursuant hereto shall prove to have been incorrect when made;

(b)        The Company breaches any covenant or agreement in the Purchase Agreement or this Note, and fails to cure such breach within thirty (30) days after receipt of written notice thereof from the Holder;

(c)        The Company fails to pay the principal of this Note when due, whether at maturity or at a date fixed by acceleration or otherwise, and fails to cure such breach within ten (10) days after such payment was due;

(d)        The entry of any judgment or order against the Company that could reasonably be expected to have a material adverse effect on the businesses or operations of the Company, taken as a whole, which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution;

(e)        The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself, (ii) make a general assignment for the benefit of its creditors, (iii) be dissolved or liquidated, (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, (v) become unable, admit in writing its inability, or fail generally to pay its debts as they become due, or (vi) take any action for the purpose of effecting any of the foregoing;

(f)        Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement, or an order or decree approving or ordering any of the foregoing shall be entered; or

(g)        The Company shall assert in writing that any material provisions of this Note are void or unenforceable.

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4.Certain Adjustments.   The provisions of this Section 5 shall apply to adjust the Conversion Price as set forth in Section 1 above.

(a)        Stock Dividends, Subdivision, Combination or Reclassification of Common Stock.  If at any time from and after the date of the issuance of this Note through the Maturity Date, the Company shall (i) pay a dividend on the Common Stock in shares of its capital stock, (ii) combine its outstanding shares of Common Stock into a smaller number of shares, (iii) subdivide its outstanding shares of Common Stock as the case may be, or (iv) issue by reclassification of its shares of Common Stock any shares of capital stock of the Company, then, on the record date for such dividend or the effective date of such subdivision or split-up, combination or reclassification, as the case may be, the number and kind of shares to be delivered upon conversion of this Note will be adjusted so that the Holder will be entitled to receive the number and kind of shares of capital stock that Holder would have owned or been entitled to receive upon or by reason of such event had this Note been converted immediately prior thereto, and the Conversion Price will be adjusted as provided below in paragraph (d).

(b)        Extraordinary Distributions.  If at any time from and after the date of issuance of this Note through the Maturity Date, the Company shall distribute to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation and Common Stock is not changed or exchanged) cash, evidences of indebtedness, securities or other assets (excluding dividends payable in shares of capital stock for which adjustment is made under paragraph (a) above), or rights, options or warrants to subscribe for or purchase securities of the Company, then in each such case the number of shares of Common Stock to be delivered to Holder upon conversion of this Note shall be increased so that the Holder thereafter shall be entitled to receive the number of shares of Common Stock determined by multiplying the number of shares such Holder would have been entitled to receive immediately before such record date by a fraction, the denominator of which shall be the Conversion Price on such record date minus the then fair market value (as reasonably determined by the Board of Directors of the Company in good faith) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights, options or warrants applicable to one share of the Common Stock (provided that such denominator shall in no event be less than $.01) and the numerator of which shall be the Conversion Price.

(c)        Reorganization, etc.  If at any time from and after the date of issuance of this Note through the Maturity Date, any consolidation of the Company with or merger of the Company with or into any other person (other than a merger or consolidation in which the Company is the surviving or continuing corporation and which does not result in any reclassification of, or change (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Non-Voting Common Stock) or any sale, lease or other transfer of all or substantially all of the assets of the Company to any other person (each, a “Reorganization Event”), shall be effected in such a way that the holders of the Common Stock shall be entitled to receive cash, stock, other securities or assets (whether such cash, stock, other securities or assets are issued or distributed by the Company or another person) with respect to or in exchange for the Common Stock, then this Note shall automatically become convertible only for the kind and amount of cash, stock, other securities or assets receivable upon such Reorganization Event by a holder of

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the number of shares of the Common Stock that such holder would have been entitled to receive upon conversion of this Note had this Note been converted immediately before such Reorganization Event, subject to adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5.  The Company shall not enter into any of the transactions referred to in this paragraph (c) unless effective provision shall be made so as to give effect to the provisions set forth in this paragraph (c).

(d)        Conversion Price Adjustment.  Whenever the number of shares of Common Stock issuable upon the conversion of the Note is adjusted as provided pursuant to this Section 5, the Conversion Price shall be adjusted by multiplying such Conversion Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of shares of Common Stock issuable upon the conversion of this Note immediately prior to such adjustment, and of which the denominator shall be the number of shares of Common Stock issuable upon the conversion of this Note immediately thereafter; provided, however, that the Conversion Price shall in no event be less than the par value of a share of such Common Stock.

(e)        Notice of Adjustment.  Whenever the number of shares of Common Stock issuable upon the conversion of this Note or the Conversion Price is adjusted as herein provided, the Company shall promptly mail by first class mail, postage prepaid, to the Holder, notice of such adjustment or adjustments setting forth the number of shares of Common Stock issuable upon the conversion of this Note and the Conversion Price after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

(f)        Limitation.  Notwithstanding anything to the contrary contained herein, in no event shall the aggregate number of shares of Common Stock that may be issued pursuant to the Agreement, including upon conversion of the Note, exceed 19.9% of either (a) the total number of shares of Common Stock outstanding on the date of the Purchase Agreement or (b) the total voting power of the Company’s securities outstanding on the date of the Purchase Agreement that are entitled to vote on matters voted on by holders of the Common Stock, unless and until the Company has obtained the approval of its stockholders as required by the applicable rules of the NASDAQ Stock Market for issuances of shares in excess of such amount.

5.Reservation and Listing of Shares.  The Company shall reserve and keep available solely for issuance upon (i) the conversion of the Loan Obligation into shares of Common Stock and (ii) shall take all action to increase the authorized number of Common Stock, as applicable, if at any time there shall be insufficient authorized but unissued shares of Common Stock, as applicable, to permit such reservation or permit the conversion of all of the outstanding Loan Obligation.  The Company shall take such actions as may be necessary to list for trading on the NASDAQ Stock Market upon their issuance all shares of Common Stock issued upon conversion of the Loan Obligation.

6.Governing Law.  This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

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7.Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery, upon three (3) business days after deposit with the United States Post Office, by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after deposit with a nationally recognized air courier, upon receipt of confirmation with regard to delivery by facsimile or upon twelve (12) hours after delivery by electronic mail and addressed: (i) if to the Holder, to Peter Chiou at 5118 Frost Avenue, Carlsbad, California 92008 USA, or at such other address, facsimile number or electronic mail address as the Holder shall have furnished to the Company in writing, or (ii) if to the Company, at its current address or at such other address, facsimile number or electronic mail address as the Company shall have furnished to the Holder in writing.

8.Amendments and Waivers.  Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder.  Any amendment or waiver effected in accordance with this Section 9 shall be binding upon the Holder and the Company.

9.Stockholders, Officers and Directors Not Liable.  In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

10.Lost Documents.  Upon receipt by the Company of evidence and indemnity satisfactory to it of the loss, theft, destruction or mutilation of, and upon surrender and cancellation of this Note, if mutilated, the Company will make and deliver in lieu of this Note a new note of the same series and of like tenor and unpaid principal amount and dated as of the date to which interest, if any, has been paid on the unpaid principal amount of this Note.

11.Waiver.  The Company hereby waives presentment, protest and notice of dishonor.

12.Remedies.  No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every right or other remedy now or hereafter existing at law or in equity or by statute or otherwise.

13.Severability.  Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations.  If, however, any provision of this Note shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Note, or the validity or effectiveness of such provision in any other jurisdiction

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Convertible Unsecured Promissory Note as of the date first written above.

SEMILEDS CORPORATION

By:
(Signature)

Name:	TRUNG T. DOAN
Title:	Chairman and Chief Executive Officer

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EXHIBIT B

WIRE INSTRUCTIONS

Beneficiary Bank: Wells Fargo Bank

Swift code: WFBIUS6S

Routing No: 121000248

Beneficiary Name: SemiLEDs Corporation

Address:          999 Main Street, Suite 1010

Boise, ID 83702

U.S.A.

Account No: [          ]

Tel:  (208) 389-7426

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